FOR IMMEDIATE RELEASE
September 21, 2004

Rochester Medical Extends Marketing and Sales Agreement and Enters Into a Common Interest and
Defense Agreement with Hollister Incorporated

Rochester Medical announced today that it has entered into a common interest and defense agreement with Hollister Incorporated (Hollister) related to the sale of the Company’s silicone Hydrophilic Intermittent Catheters in Europe. Concurrently Rochester Medical and Hollister have revised and extended the Marketing and Sales Agreement under which Rochester Medical supplies Hollister with the Hydrophilic catheters for resale under Hollister’s own brand.

Coloplast A/S (Coloplast) has commenced suit against Hollister in the United Kingdom alleging that the Hydrophilic Catheter packaging configuration infringes Coloplast’s European Patent EP Ø 923 398 B1 and its national counterparts, and Coloplast has stated its intention to pursue similar actions for patent infringement in other European Union countries.

Rochester Medical believes the patent which Coloplast claims is infringed will be ultimately deemed invalid by the European Patent Office and/or national courts based on prior art and obviousness. Coloplast’s U.S. patent application was denied by the U.S. Patent Office for reasons of prior art and obviousness.

Under the common interest agreement, Hollister will have control of all litigation and Rochester Medical will share with Hollister the expense of that litigation.

Rochester Medical Corporation also sells its silicone Hydrophilic Catheters in Europe under its own Rochester Medical brand. Although Rochester Medical and Coloplast have discussed the patent at issue, Coloplast has not commenced suit against Rochester Medical but has reserved its rights to do so.

While Rochester Medical is reasonably confident that the European packaging patent will be deemed invalid, it is nonetheless designing an alternative packaging configuration. Commenting on the patent situation Rochester Medical Corporation CEO and President Anthony J. Conway said, “The Coloplast suit will have the net effect of only temporarily slowing the introduction of our superior silicone hydrophilic technology in the large European Market.

“The patent at issue does not claim to cover our advanced silicone Hydrophilic Technology; it relates only to common packaging configurations. I believe it is unlikely that the patent will be considered valid, but in any case we are preparing to modify our packaging configuration if that should become necessary as a result of rulings by any European tribunal. In the meantime our introduction of the product in certain European countries has been hindered, and the revenue growth expected from European sales has been temporarily affected. The revenue growth impact occurs during the current quarter and is quite likely to continue over the next two quarters. We expect to be profitable during this time, but expected sales growth from our superior technology in the $130 million dollar European Intermittent catheter market will be temporarily slowed.

“While addressing this circumstance, I am pleased to announce that Rochester Medical and Hollister have also agreed to revise and extend their Marketing and Sales Agreement for Hydrophilic Intermittent Catheters from three years to five years for the European Market. Hollister will continue to purchase its US and European requirements for Hydrophilic Catheters from Rochester Medical for the original 3 year US term and for the extended 5 year European term. I am also pleased to announce that the early response to our Hydrophilic technology from patients and clinicians in Europe is very positive, confirming our belief that the product will be a success for our company and a great benefit to Intermittent Catheter users.”

The immediately preceding statement contains forward-looking statements that involve risks and uncertainties, including the uncertainty of gaining acceptance of the hydrophilic catheters in the marketplace, the uncertainty of new product introductions, the uncertainty of gaining new strategic relationships, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, as well as other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual report on Form 10-K (Part II, Item 6) for the year ended September 30, 2003.

Rochester Medical Corporation develops, manufactures, and markets latex-free disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.